EXHIBIT 4.1

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

March 19, 2010

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under the heading “Certain Tax Considerations — Certain Canadian Federal Income Tax Considerations” in the take-over bid circular included in the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares of Kinross Gold Corporation.

[Remainder of page intentionally left blank]

Sincerely,

/s/ OSLER, HOSKIN & HARCOURT LLP
Osler, Hoskin & Harcourt LLP